SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G
 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
(Amendment No. 2)*

Illumina, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

452327109

(CUSIP Number)

December 31, 2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

                     *The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                     The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 452327109	13 G	Page 2 of 27 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Venrock Associates
I.R.S. #13-6300995

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

New York, U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

1,218,273

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

1,218,273

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,218,273

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

3.7%

12	TYPE OF REPORTING PERSON*

PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 3 of 27 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Venrock Associates II, L.P.
I.R.S. #13-3844754

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

New York, U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

1,656,648

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

1,656,648

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,656,648

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.1%

12	TYPE OF REPORTING PERSON*

PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 4 of 27 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Venrock Entrepreneurs Fund, L.P.
IRS # 13-4078492

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

New York, U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

0

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12	TYPE OF REPORTING PERSON*

PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 5 of 27 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Venrock Management LLC
IRS # 13-4078489

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

0

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12	TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 6 of 27 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Michael C. Brooks

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

1,210

	6	SHARED VOTING POWER

2,874,921

	7	SOLE DISPOSITIVE POWER

1,210

	8	SHARED DISPOSITIVE POWER

2,874,921

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,876,131

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.8%

12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 7 of 27 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Joseph E. Casey

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

473

	6	SHARED VOTING POWER

2,874,921

	7	SOLE DISPOSITIVE POWER

473

	8	SHARED DISPOSITIVE POWER

2,874,921

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,875,394

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.8%

12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 8 of 27 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Eric S. Copeland

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

473

	6	SHARED VOTING POWER

2,874,921

	7	SOLE DISPOSITIVE POWER

473

	8	SHARED DISPOSITIVE POWER

2,874,921

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,875,394

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.8%

12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 9 of 27 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Anthony B. Evnin

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

15,007

	6	SHARED VOTING POWER

2,874,921

	7	SOLE DISPOSITIVE POWER

15,007

	8	SHARED DISPOSITIVE POWER

2,874,921

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,889,928

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.9%

12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 10 of 27 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Thomas R. Frederick

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

928

	6	SHARED VOTING POWER

2,874,921

	7	SOLE DISPOSITIVE POWER

928

	8	SHARED DISPOSITIVE POWER

2,874,921

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,875,849

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.8%

12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 11 of 27 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Terence J. Garnett

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

2,874,921

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

2,874,921

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,874,921

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.8%

12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 12 of 27 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

David R. Hathaway

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

22,650

	6	SHARED VOTING POWER

2,874,921

	7	SOLE DISPOSITIVE POWER

22,650

	8	SHARED DISPOSITIVE POWER

2,874,921

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,897,571

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.9%

12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 13 of 27 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Patrick F. Latterell

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

27,826

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

27,826

	8	SHARED DISPOSITIVE POWER

0

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

27,826

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%

12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 14 of 27 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Bryan E. Roberts

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

9,400

	6	SHARED VOTING POWER

2,874,921

	7	SOLE DISPOSITIVE POWER

9,400

	8	SHARED DISPOSITIVE POWER

2,874,921

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,884,321

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.9%

12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 15 of 27 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Ray A. Rothrock

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

20,254

	6	SHARED VOTING POWER

2,874,921

	7	SOLE DISPOSITIVE POWER

20,254

	8	SHARED DISPOSITIVE POWER

2,874,921

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,895,175

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.9%

12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 16 of 27 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Kimberley A. Rummelsburg

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

6,046

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

6,046

	8	SHARED DISPOSITIVE POWER

0

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,046

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 17 of 27 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Anthony Sun

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

22,905

	6	SHARED VOTING POWER

2,874,921

	7	SOLE DISPOSITIVE POWER

22,905

	8	SHARED DISPOSITIVE POWER

2,874,921

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,897,826

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.9%

12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 18 of 27 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Michael F. Tyrrell

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

4,063

	6	SHARED VOTING POWER

2,874,921

	7	SOLE DISPOSITIVE POWER

4,063

	8	SHARED DISPOSITIVE POWER

2,874,921

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,878,984

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.9%

12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 19 of 27 Pages

                  Introductory Note:  This Statement on Schedule 13G is filed on behalf of Venrock Associates, a limited partnership organized under the laws of the State of New York, Venrock Associates II, L.P., a limited partnership organized under the laws of the State of New York, Venrock Entrepreneurs Fund, L.P., a limited partnership organized under the laws of the State of New York, Venrock Management LLC, a limited liability company formed under the laws of the State of Delaware, Michael C. Brooks, Joseph E. Casey, Eric S. Copeland, Anthony B. Evnin, Thomas R. Frederick, Terence J. Garnett, David R. Hathaway, Patrick F. Latterell, Bryan E. Roberts, Ray A. Rothrock, Kimberley A. Rummelsburg, Anthony Sun and Michael F. Tyrrell in respect of shares of Common Stock of Illumina, Inc.

Item 1(a)	Name of Issuer

Illumina, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices

9390 Towne Centre Drive, Suite 200
San Diego, CA 92121

Item 2(a)	Name of Person Filing

Venrock Associates (“Venrock”)
Venrock Associates II, L.P. (“Venrock II”)
Venrock Entrepreneurs Fund, L.P. (“Venrock Entrepreneurs”)
Venrock Management LLC (“Venrock Management”)

Michael C. Brooks
Joseph E. Casey
Eric S. Copeland
Anthony B. Evnin
Thomas R. Frederick
Terence J. Garnett
David R. Hathaway
Patrick F. Latterell
Bryan E. Roberts
Ray A. Rothrock
Kimberley A. Rummelsburg
Anthony Sun
Michael F. Tyrrell

Items 2(b)	Address of Principal Business Office or, if none, Residence

	New York Office:	Menlo Park Office:	Cambridge Office:

	30 Rockefeller Plaza	2494 Sand Hill Road	One Canal Park
	Room 5508	Suite 200	Suite 1120
	New York, NY 10112	Menlo Park, CA 94025	Cambridge, MA 02142

Item 2(c)	Citizenship

Venrock, Venrock II and Venrock Entrepreneurs are limited partnerships organized in the State of New York.  Venrock Management is a limited liability company formed in the State of Delaware and is a General Partner of Venrock Entrepreneurs.  Michael C. Brooks, Joseph E. Casey, Eric S. Copeland, Anthony B. Evnin, Thomas R. Frederick, Terence J. Garnett, David R. Hathaway, Bryan E. Roberts, Ray A. Rothrock, Anthony Sun and Michael F. Tyrrell are General Partners of Venrock and Venrock II, are Members of Venrock Management and are all citizens of the United States of America.  Patrick F. Latterell and Kimberley A. Rummelsburg are retired General Partners of Venrock and Venrock II, are retired Members of Venrock Management and are citizens of the United States of America.

CUSIP No. 452327109	13 G	Page 20 of 27 Pages

Item 2(d)	Title of Class of Securities

Common Stock

Item 2(e)	CUSIP Number

452327109

Item 3	Not applicable.

Item 4	Ownership

(a) and (b)

Venrock beneficially owns 1,218,273 shares or 3.7% of the outstanding shares of common stock.  Venrock II beneficially owns 1,656,648 shares or 5.1% of the outstanding shares of common stock.  Venrock Entrepreneurs beneficially owns no shares or 0.0% of the outstanding shares of common stock.  Venrock Management beneficially owns no shares or 0.0% of the outstanding shares of common stock.

Michael C. Brooks beneficially owns 2,876,131 shares or 8.8% of the outstanding shares of common stock.  Joseph E. Casey beneficially owns 2,875,394 shares or 8.8% of the outstanding shares of common stock.  Eric S. Copeland beneficially owns 2,875,394 shares or 8.8% of the outstanding shares of common stock.  Anthony B. Evnin beneficially owns 2,889,928 shares or 8.9% of the outstanding shares of common stock.  Thomas R. Frederick beneficially owns 2,875,849 shares or 8.8% of the outstanding shares of common stock.  Terence J. Garnett beneficially owns 2,874,921 shares or 8.8% of the outstanding shares of common stock.  David R. Hathaway beneficially owns 2,897,571 shares or 8.9% of the outstanding shares of common stock.  Patrick F. Latterell beneficially owns 27,826 shares or 0.1% of the outstanding shares of common stock.  Bryan E. Roberts beneficially owns 2,884,321 shares or 8.9% of the outstanding shares of common stock.  Ray A. Rothrock beneficially owns 2,895,175 shares or 8.9% of the outstanding shares of common stock.  Kimberley A. Rummelsberg beneficially owns 6,046 shares or 0.0% of the outstanding shares of common stock.  Anthony Sun beneficially owns 2,897,826 shares or 8.9% of the outstanding shares of common stock.  Michael F. Tyrrell beneficially owns 2,878,984 shares or 8.9% of the outstanding shares of common stock.

(c)

Venrock has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 1,218,273 shares of common stock.  Venrock II has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 1,656,648 shares of common stock.  Venrock Entrepreneurs has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over no shares of common stock.  Venrock Management has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over no shares of common stock.

Michael C. Brooks has sole voting and dispositive power over 1,210 shares of common stock and shared voting and dispositive power over 2,874,921 shares of common stock.  Joseph E. Casey has sole voting and dispositive power over 473 shares of common stock and shared voting and dispositive power over 2,874,921 shares of common stock.  Eric S. Copeland has sole voting and dispositive power over 473 shares of common stock and shared voting and dispositive power over 2,874,921 shares of common stock.  Anthony B. Evnin has sole voting and dispositive power over 15,007 shares of common stock and shared voting and dispositive power over 2,874,921 shares of common stock.  Thomas R. Frederick has sole voting and dispositive power over 928 shares of common stock and shared voting and dispositive power over 2,874,921 shares of common stock.  Terence J. Garnett has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 2,874,921 shares of common stock.  David R. Hathaway has sole voting and dispositive power over 22,650 shares of common stock and shared voting and dispositive power over 2,874,921 shares of common stock.  Patrick F. Latterell has sole voting and

CUSIP No. 452327109	13 G	Page 21 of 27 Pages

dispositive power over 27,826 shares of common stock and shared voting and dispositive power over no shares of common stock.  Bryan E. Roberts has sole voting and dispositive power over 9,400 shares of common stock and shared voting and dispositive power over 2,874,921 shares of common stock.  Ray A. Rothrock has sole voting and dispositive power over 20,254 shares of common stock and shared voting and dispositive power over 2,874,921 shares of common stock.  Kimberley A. Rummelsberg has sole voting and dispositive power over 6,046 shares of common stock and shared voting and dispositive power over no shares of common stock.  Anthony Sun has sole voting and dispositive power over 22,905 shares of common stock and shared voting and dispositive power over 2,874,921 shares of common stock.  Michael F. Tyrrell has sole voting and dispositive power over 4,063 shares of common stock and shared voting and dispositive power over 2,874,921 shares of common stock.

Item 5	Ownership of Five Percent or Less of a Class

With respect to Venrock Entrepreneurs, Venrock Management, Patrick F. Latterell and Kimberley A. Rummelsburg:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

With respect to Venrock, Venrock II, Michael C. Brooks, Joseph E. Casey, Eric S. Copeland, Anthony B. Evnin, Thomas R. Frederick, Terence J. Garnett, David R. Hathaway, Bryan E. Roberts, Ray A. Rothrock, Anthony Sun and Michael F. Tyrrell:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6	Ownership of More than Five Percent of Behalf of Another Person

No person, other than the General Partners of Venrock, Venrock II and Venrock Entrepreneurs and the Members of Venrock Management, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock owned by Venrock, Venrock II, Venrock Entrepreneurs and Venrock Management.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable.

Item 8	Identification and Classification of Members of the Group

This schedule is being filed pursuant to Rule 13d-1(d).  The identities of the eleven General Partners of Venrock and Venrock II, the two retired General Partners of Venrock and Venrock II, the one General Partner of Venrock Entrepreneurs, the eleven Members of Venrock Management and the two retired Members of Venrock Management are stated in Item 2.

Item 9	Notice of Dissolution of Group

Not applicable.

Item 10	Certification

Not applicable.

CUSIP No. 452327109	13 G	Page 22 of 27 Pages

SIGNATURE

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 14, 2003	VENROCK ASSOCIATES

	By:	/s/ Anthony B. Evnin

Anthony B. Evnin
General Partner

February 14, 2003	VENROCK ASSOCIATES II, L.P.

	By:	/s/ Anthony B. Evnin

Anthony B. Evnin
General Partner

February 14, 2003	VENROCK ENTREPRENEURS FUND, L.P.
By: Venrock Management LLC, its General Partner

	By:	/s/ Anthony B. Evnin

Anthony B. Evnin
Member

February 14, 2003	VENROCK MANAGEMENT LLC

	By:	/s/ Anthony B. Evnin

Anthony B. Evnin
Member

February 14, 2003	GENERAL PARTNERS / MEMBERS

*

Michael C. Brooks

*

Joseph E. Casey

*

Eric S. Copeland

*

Anthony B. Evnin

*

Thomas R. Frederick

/s/ Terence J. Garnett

Terence J. Garnett

CUSIP No. 452327109	13 G	Page 23 of 27 Pages

*

David R. Hathaway

*

Patrick F. Latterell

/s/ Bryan E. Roberts

Bryan E. Roberts

*

Ray A. Rothrock

*

Kimberley A. Rummelsburg

*

Anthony Sun

*

Michael F. Tyrrell

*By:	/s/ Anthony B. Evnin

Anthony B. Evnin
Attorney-in-Fact

CUSIP No. 452327109	13 G	Page 24 of 27 Pages

EXHIBIT INDEX

Exhibit No.		Page No.

24.1	Power of Attorney dated as of February 14, 2001 granted by certain of the General Partners/Members in favor of Anthony B. Evnin and Anthony Sun	25

99.1	Agreement pursuant to 13d-1(k)(1) among Venrock Associates, Venrock Associates II, L.P., Venrock Entrepreneurs Fund, L.P., Venrock Management LLC and the General Partners/Members thereof	26